BROKER-DEALER SERVICES AGREEMENT
This Broker-Dealer Services Agreement  (“Agreement”) is made and entered into as of  March ___, 2016  by and between FundAmerica Securities, LLC, a Delaware limited liability company (“FundAmerica”, “us, “our”, or “we”), and  ThrillCorp, Inc.  ( “Issuer”, “you” or “your”) (collectively,  the  “Parties”).
WHEREAS ,  FundAmerica is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority (“FINRA”) providing capital markets compliance and other services for market participants, including issuers conducting offerings of securities pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amend ed (the “Securities Act”) . In servicing this market, FundAmerica and/or its affiliates have created and maintain proprietary tools and technology, negotiated third-party integrations, and have developed operational services, including limited customer service and compliance, to provide certain back-end tools and specific compliance services to issuers raising capital; and,
WHEREAS , Issuer is undertaking a capital raising effort pursuant to the exemption from registration in Regulation A (the “Offering”); and,
WHEREAS,  Issuer recognizes the benefit of having FundAmerica, as a regulated market participant, provide certain support services as described herein for proposed investors in its Offering; Issuer desires to retain FundAmerica and FundAmerica desires to be retained by Issuer pursuant to the terms and conditions set forth herein; and,
NOW, THEREFORE , in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FundAmerica and  Issuer  agree as follows:
1.	Retention:
a.
Issuer hereby retains FundAmerica to provide the services set forth in Section 2 below (the “Services”) during the Offering period, commencing on the date hereof and terminating on the earlier of the completion or cancellation of the Offering or the termination of this Agreement as provided in Section 8 hereof.

b.
FundAmerica shall serve as the service provider for those potential investors in the Offering as requested by the Issuer. However, FundAmerica will not provide services for any investors who are introduced to the Offering by a registered broker-dealer that entered into a selling agreement with Issuer.

c.
FundAmerica will not advise Issuer or any prospective investor with respect to the Offering, or the terms and structure thereof, which will be determined solely and exclusively by Issuer and its advisers in meeting its capital needs. Issuer will provide FundAmerica with copies of the Offering materials to be filed with the SEC and  other  disclosures, including the form of Subscription Agreement to be executed by investors ( collectively,  the “Offering Statement”). Under no circumstances shall any communication, whether oral or written, be construed or relied on by Issuer as advice from FundAmerica. Issuer acknowledges that FundAmerica is not acting as a placement agent or underwriter for the Offering and has not and will not at any time provide any securities, financing, legal or accounting advice to Issuer  or any subscribers . Issuer represents that it will only rely on the advice of its securities counsel, accountants and/or auditors, and any placement agent or underwriter. Further, Issuer acknowledges and understands that FundAmerica will not have any direct communication with investors. Any unsolicited contact will be redirected to Issuer or its designees.

2.	Services:

a.	FundAmerica Responsibilities — FundAmerica agrees to:
i.	Accept investor data from Issuer, generally via the FundAmerica Technologies software system, but also via other means as may be established by mutual agreement of FundAmerica and Issuer;

ii.
Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering (“AML”), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

iii.	Review subscription agreements received from prospective investors to confirm they are complete;

iv.	Advise Issuer as to permitted investment limits for investors pursuant to Regulation A, Tier 2;

v.	Contact Issuer and/or Issuer’s agents, if needed, to gather additional information or clarification from prospective investors;

vi.	Provide Issuer with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

vii	Provide investors with email confirmations relating to the Offering and their participation in it;

viii.
Serve as registered agent where required for state blue sky requirements, provided that in no circumstance will FundAmerica solicit a securities transaction, recommend the Issuer’s securities or provide investment advice to any prospective investor;

ix.
Transmit data to the Issuer’s transfer agent in the form of book-entry data for maintaining Issuer’s responsibilities for managing investors (investor relationship management, aka “IRM”) and record keeping;

	x.	Keep investor details and data confidential and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML);

xi. xii.
Comply with any required FINRA filings including filings required under Rule 5110 for the Offering; and
Transmit any checks received from investors for deposit into the escrow account no later than noon the next business day after receipt.

b.	Issuer Responsibilities — Issuer agrees to:
	i.	Refer investor data, at its sole and arbitrary discretion, to FundAmerica;

ii.
Ensure investors understand they are making a “self-directed” decision, and provide FundAmerica with all information details and data required to ascertain whether the investor is eligible to invest in the Offering and the investment threshold, if applicable;

iii.
Immediately, but not later than within 24 hours, notify FundAmerica with details of any notices, requests, complaints or actions of or by any regulators, law enforcement, investors, trade associations or legal counsel regarding the Offering; and

iv.
Provide FundAmerica with due diligence materials as it reasonably requests. FundAmerica shall engage CrowdCheck, Inc., an independent due diligence service provider, to conduct due diligence on the Issuer and the Offering. Issuer shall pay all fees due to CrowdCheck, Inc. directly.

v.
Establish an escrow account in compliance with SEC Rule 15c2-4 using the services of an escrow agent and for investor subscription funds to be held in a segregated account at an FDIC insured bank pending closing or termination of the Offering;

vi.
Not compensate any person not registered with FINRA and the SEC and the appropriate state (“Unregistered Person”) directly or indirectly with any fees, commissions or other consideration based upon the amount, sale of securities or success of an Offering; and

vii.
Ensure the marketing and promotional activities it engages in, as related to the Offering, are not materially misleading and in compliance with all SEC rules and regulatory guidance, as well as industry best practices. In no event will Issuer or its agents provide “investment advice” or make securities recommendations to any investor. Issuer will not compensate any person for directly selling securities unless such person is associated with a FINRA member broker-dealer and is appropriately registered with both the SEC and the state(s) in which the investors reside. Issuer will use FundAmerica’s name and represent its limited role in the Offering consistent with Section 6 of this Agreement.

3.	Compensation: For services provided under this Agreement, the terms and payments shall be:
a.
Broker-Dealer Facilitation and Administrative Fees: The FundAmerica facilitation, administration and technology service fees will be 0.70% (70 basis points) of the gross proceeds received by the Issuer from the Offering for FundAmerica acting as an accommodating broker-dealer. Additionally, Issuer agrees to pay FundAmerica an AML fee of $58.00 for each international investor. Fees may be reduced on a case-by-case basis, or as required in compliance with FINRA rules. For the purposes of reduction of Fees, an email from FundAmerica to Issuer will constitute sufficient evidence of an alteration of the Fees contained in this Agreement. Any alteration to the Fees shall not be interpreted to be, or constitute an amendment or general waiver of the Fee Schedule or other terms of this Agreement unless specifically set forth by FundAmerica in writing.

	b.	Expenses: Issuer will be responsible for and pay directly to FINRA the fee for filing the Offering pursuant to Rule 5110 and fees due to third-party due diligence service providers.

c.
Payment Terms: FundAmerica will charge administrative service fees directly to Issuer via ACH-debit and Issuer hereby authorizes such payment. Brokerage service fees are due upon the sale of securities to investors and Issuer agrees and directs that they will be paid from the flow of funds upon each closing without duplication of fees paid in prior closings. The Parties shall have the reasonable right to request and obtain documentation concerning the details of the payments due.

d.
Compensation upon Termination. In the event of termination of the Offering by Issuer prior to its first closing (sale of Securities), Issuer agrees to reimburse FundAmerica for, or otherwise pay and bear, the full amount of FundAmerica’s accountable expenses incurred to such date for AML reviews  up to an aggregate amount of $12,000.  For purposes of clarification, termination in this Section 3(e) shall be applicable only if the Issuer is unable to raise any capital in the Offering and/or does not meet any contingencies required before release of funds from the escrow account thereby requiring either the return of funds to subscribers in accordance with this Agreement and termination of the Offering.

4.	Warranties and Representations:
The Issuer and FundAmerica represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound, and further:
a.	FundAmerica warrants and represents to the Issuer that:
i.	It is an SEC-registered, FINRA member, SIPC insured firm in good standing and licensed to conduct securities business;

ii.	It is duly registered in all fifty states;

iii.	Its personnel who provide services to the Issuer are licensed securities representatives and/or principals, as required by rules applicable to the business being conducted;

iv.	It will not compensate any Unregistered Person with any fees based upon the amount or success of any investment in the Offering;

v.	It will not solicit or sell investors any other services or investment products; and

	vi.	It will not provide any investment advice nor any investment solicitation or recommendation to any investor.
b.	Issuer warrants and represents to FundAmerica that:
i.
The Offering Statement will comply with the disclosure requirements set out in the SEC’s Form 1- A and will not, to the Issuer’s knowledge in the exercise of reasonable care, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ii.	It will comply with all applicable state securities (“blue sky”) laws and regulations and make state “notice” filings as required.

iii.
Issuer represents that no oral statement or written materials used to offer the securities covered by the Offering will, to the Issuer’s knowledge in the exercise of reasonable care, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Issuer further represents that it will comply with the provisions of Regulation A with respect to the manner, timing and content of all communications made in connection with the Offering.

5.
Non-Exclusivity, No Underwriting: For clarity, FundAmerica Securities is not participating in the selling effort for this Offering. This Agreement is otherwise non-exclusive and shall not be construed to prevent either party from engaging in any business activities.

6.
Limited License of Trademarks. During the term of this Agreement, Issuer has the option to generally use FundAmerica’s name, logo and trademarks on its website and other marketing materials, subject to FundAmerica’s advance approval, and so long as the use of FundAmerica’s name, logo or trademarks is not to be used in a manner that implies the Offering is endorsed, recommended, or vetted by FundAmerica, or that Issuer or its agents are authorized to act as a securities agent or a representative of FundAmerica. Furthermore, it is agreed that FundAmerica and Issuer each, in perpetuity, have the option to use the name and logo of one another in disclosing the existence of this business relationship.

7.
Independent Contractor. It is agreed that FundAmerica and Issuer are independent contractors for the business and services provided hereunder. Under no circumstances shall this Agreement be deemed to imply or infer that Issuer and FundAmerica have anything other than an arm’s length and independent relationship. Both FundAmerica and Issuer shall be individually responsible and liable for their own respective federal, state, local and other taxes or fees, as well as all costs associated with their businesses. FundAmerica is not a fiduciary of the Issuer or its management or board of directors in regard to any of the Services provided under this Agreement.

8.
Term and Termination: This Agreement is effective beginning on the date set forth above through the completion or cancellation of the Offering unless terminated by either Party pursuant to this Section 8.

a.
Either Party may terminate their participation in this Agreement for a material breach of this Agreement immediately by giving notice via email to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination. The non-breaching Party has the sole discretion to grant a period to cure by giving notice via email of the time period for such cure. However, the grant of a cure period does not waive any indemnification or rights of the non-breaching party to pursue all remedies.

	b.	In the event of any termination, the P arties shall cease referring and processing investors.
9.	Mutual Indemnification: The Parties hereby agree as follows:
(a)
To the extent permitted by law, the Issuer will indemnify FundAmerica and its affiliates, stockholders, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities resulting from the performance of FundAmerica’s Services set forth in this Agreement, including those allegedly arising out of any material misstatement or omission of material fact in the offering, as the same are incurred (including the reasonable fees and expenses of counsel), except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from FundAmerica’s willful misconduct or gross negligence in performing the services described herein.

(b)
To the extent permitted by law, FundAmerica will indemnify the Issuer and its affiliates, stockholders, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities resulting from willful misconduct or gross negligence in the performance of FundAmerica’s Services set forth in this Agreement.

(c)
Promptly after receipt by FundAmerica or  Issuer  (each an “Indemnified Party”) of notice of any claim or the commencement of any action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified party will notify the person from whom indemnification is sought (the “Indemnifying Party”) in writing of such claim or of the commencement of such action or proceeding, and the Indemnifying Party will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ counsel separate from counsel for the Indemnifying Party and from any other party in such action if counsel for the Indemnified Party reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both parties. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Issuer, in addition to local counsel. The Indemnifying Party will have the exclusive right to settle the claim or proceeding provided that the Indemnifying Party will not settle any such claim, action or proceeding without the prior written consent of the Indemnified Party, which will not be unreasonably withheld.

(d)
Each Party agrees to notify the other Party promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

(e)
If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold the Indemnified Party harmless, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, FundAmerica’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by FundAmerica under this Agreement (excluding any amounts received as reimbursement of expenses incurred by FundAmerica).

10.
Confidentiality and Mutual Non-Disclosure:  It is acknowledged that in the performance of this Agreement each party may become aware of and/or in possession of confidential, non-public information of the other party. Except as necessary in this Agreement’s performance, or as authorized in writing by a  p arty or by law, the  P arties (and their affiliated persons) shall not disclose or make use of such non-public information.  Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require FundAmerica to maintain copies of practically all data, including communications and Offering materials, regardless of any termination of this Agreement. Notwithstanding the foregoing, information which is, or was, in the public domain (including having been published on the internet) is not subject to this section.

11.	Notices: All notices given pursuant to this Agreement shall be in writing and sent via email to:
FundAmerica Securities: jonathan@fundamericasecurities.com
Issuer:  [●] & [●] .com
12.
Binding Arbitration, Applicable Law and Venue, Attorneys Fees : This Agreement is governed by the laws of the State of New York, without regard to principles of conflict of laws to the extent the application of such principles would cause the law of a different state to apply. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), with venue in New Yo rk City, New York. Each of the P arties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes wi ll be final and binding on all P arties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

13.
Entire Agreement, Amendment, Severability and Force Majeure:  This Agreement contains the entire agreement between Issuer and FundAmerica regarding this Agreement. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of regulators, acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes. This Agreement constitutes th e entire agreement between the P arties with respect to the subject matter hereof. This Agreement must be amended in writing.

14.	Electronic Signature and Communications Notice and Consent .

Each of Issuer and FundAmerica hereby consent and agree that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that  party in writing. Further, all P arties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of  that party’s  signature or resulting contract between Issuer and FundAmerica. Furthermore, both Issuer and FundAmerica hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communi cations in general between the P arties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regardin g the relationship between the P arties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipient ’s  change of address, or due to technology issues by the recipient ’s  service provider, the P arties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received.

15.
Counterparts; Facsimile . This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF,  the P arties have entered into this Agreement as of the date set forth above.
THRILLCORP, INC.	FUNDAMERICA SECURITIES, LLC

By:________________________	By:________________________
Name:                                                                                                                                                                                      Name: